Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2016 THIRD QUARTER RESULTS

ITASCA, IL, October 18, 2016 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the third quarter of 2016. Net income for the third quarter of 2016 was $28.4 million, or $0.35 per share. This compares to $25.3 million, or $0.31 per share, for the second quarter of 2016, and $23.3 million, or $0.30 per share, for the third quarter of 2015. Performance for the third and second quarters of 2016 was impacted by acquisition and integration related pre-tax expenses of $1.2 million and $618,000, respectively. In addition, a pre-tax gain of $5.5 million was recorded in the third quarter of 2016 as a result of the completion of the Company's sale-leaseback transaction announced during the quarter. Excluding these transactions, earnings per share was $0.32 for the third quarter of 2016, consistent with the second quarter of 2016.
SELECT THIRD QUARTER HIGHLIGHTS

•	Increased earnings per share to $0.35, up 13% from the second quarter of 2016 and 17% from third quarter of 2015.

•	Grew fee-based revenues to $38 million, an increase of 7% from the second quarter of 2016 and 16% from the third quarter of 2015.

•	Improved efficiency ratio (1) to 61%, consistent with the second quarter of 2016 and down from 63% for the third quarter of 2015.

•	Expanded total loans to $8 billion, up 10% annualized from June 30, 2016 and 18% from September 30, 2015.

•	Grew average core deposits to $8 billion, up 2% from the second quarter of 2016 and 12% from the third quarter of 2015.

•	Completed the Company's previously announced sale-leaseback transaction, which resulted in proceeds of $150 million and a pre-tax gain of $5.5 million in the third quarter of 2016.

•	Enhanced total capital to risk-weighted assets to 12.3%, which benefited from the issuance of $150 million of 5.875% subordinated notes.
"Performance for the quarter was once again strong," said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. "Operating performance for the quarter reflected robust production across our sales platforms and continued focus on improving our efficiency. Measured expansion of our lending capabilities continues to provide diversified portfolio growth. Additionally, we moved to strengthen our capital foundation, enhancing our future capacity for growth."
Mr. Scudder continued, "As we look to close the year, our underlying business momentum is building and aided by the strength of our balance sheet. Our pending acquisition of Standard Bank and Trust Company remains on track and will further position us as the premier market leader in metro Chicago. As always, we remain centered on those actions which help our clients to achieve financial success, enhance the value of our franchise, and inure to the long-term benefit of our shareholders."

(1) The efficiency ratio is a Non-GAAP financial measure. For details on the calculation, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

SIGNIFICANT THIRD QUARTER EVENTS
Sale-Leaseback Transaction
On September 27, 2016, the Bank completed a sale-leaseback transaction, whereby the Bank sold to Oak Street Real Estate Capital, LLC ("Oak Street"), for an aggregate cash purchase price of $150.3 million, 55 properties owned and operated by the Bank as branches. Upon the sale of the branches to Oak Street, the Bank concurrently entered into triple net lease agreements with certain affiliates of Oak Street for each of the branches sold. Subject to the right of the Bank to terminate certain of the lease agreements at the end of the eleventh year, the lease agreements have initial terms of 14 years. Each lease agreement provides the Bank with five consecutive renewal options of five years each. The sale-leaseback transaction resulted in a pre-tax gain of $88.0 million, net of transaction related expenses, of which $5.5 million was immediately recognized in earnings with the remaining $82.5 million to be accreted into income on a straight-line basis over the initial terms of the leases. The Company expects the investment of proceeds and the gain from the sale of the branches, net of occupancy expenses associated with the branches, will be modestly accretive to the Company's earnings over the initial term of the lease agreements.
Issuance of Subordinated Notes
On September 29, 2016, the Company completed the issuance and sale of $150.0 million aggregate principal amount of its 5.875% subordinated notes due 2026. Interest on the notes is payable semiannually beginning on March 29, 2017. The Company received proceeds of $146.5 million, net of underwriting discounts and commissions and issuance costs. The Company expects to use the net proceeds to repay at maturity the entire $115.0 million aggregate principal amount outstanding of its 5.875% senior notes due November 22, 2016, plus accrued interest, and for other general corporate purposes.
ACQUISITION
Standard Bancshares, Inc.
On June 28, 2016, the Company entered into a definitive agreement to acquire Standard Bancshares, Inc. ("Standard"), the holding company for Standard Bank and Trust Company. With the acquisition, the Company would acquire 35 banking offices primarily in the southwest Chicago suburbs and adjacent markets in northwest Indiana. As of June 30, 2016, Standard had total assets of approximately $2.5 billion with $2.2 billion in deposits, of which over 90% were core deposits, and $1.8 billion in loans, of which 80% were commercial-related. If the merger is completed, the merger consideration to Standard shareholders will be Company common stock, with an overall transaction value of approximately $365 million as of the date of announcement. The acquisition is expected to close in late 2016 or early 2017, subject to customary regulatory approvals and closing conditions, as well as Company and Standard shareholder approval.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)	Average Balance	Interest Earned/ Paid	Yield/ Rate (%)
Assets:
Other interest-earning assets	$282,101	$472	0.67	$300,945	$426	0.57	$820,318	$645	0.31
Securities (1)	1,896,195	10,752	2.27	1,721,781	10,636	2.47	1,194,711	9,559	3.20
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	51,451	261	2.03	42,561	200	1.88	38,748	369	3.81
Loans (1)(2)	8,067,900	88,500	4.36	7,883,806	87,481	4.46	6,887,611	76,328	4.40
Total interest-earning assets (1)	10,297,647	99,985	3.87	9,949,093	98,743	3.99	8,941,388	86,901	3.86
Cash and due from banks	150,467			154,693			132,504
Allowance for loan losses	(84,088)			(80,561)			(73,928)
Other assets	958,299			945,291			875,668
Total assets	$11,322,325			$10,968,516			$9,875,632
Liabilities and Stockholders' Equity:
Interest-bearing core deposits (3)	$5,090,820	1,086	0.08	$4,941,779	991	0.08	$4,465,956	931	0.08
Time deposits	1,248,425	1,434	0.46	1,277,694	1,491	0.47	1,173,127	1,398	0.47
Borrowed funds	605,177	1,782	1.17	461,363	1,499	1.31	168,807	928	2.18
Senior and subordinated debt	166,101	2,632	6.30	162,836	2,588	6.39	201,083	3,133	6.18
Total interest-bearing liabilities	7,110,523	6,934	0.39	6,843,672	6,569	0.39	6,008,973	6,390	0.42
Demand deposits (3)	2,806,851			2,771,813			2,601,442
Total funding sources	9,917,374			9,615,485			8,610,415
Other liabilities	143,249			117,534			130,250
Stockholders' equity - common	1,261,702			1,235,497			1,134,967
Total liabilities and stockholders' equity	$11,322,325			$10,968,516			$9,875,632
Tax-equivalent net interest income/margin (1)		93,051	3.60		92,174	3.72		80,511	3.58
Tax-equivalent adjustment		(2,079)			(2,193)			(2,609)
Net interest income (GAAP)		$90,972			$89,981			$77,902

(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. For details on the calculation of tax-equivalent net interest income, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
(2) Includes loans acquired through Federal Deposit Insurance Corporation ("FDIC")-assisted transactions subject to loss sharing agreements ("covered loans"), which totaled $24.3 million, $27.2 million, and $51.2 million at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.
(3) See the Deposit Composition table presented later in this release for average balance detail by category.
For the third quarter of 2016, total average interest-earning assets rose $348.6 million from the second quarter of 2016 and $1.4 billion from the third quarter of 2015. The increase from both prior periods presented resulted from organic loan growth and security purchases. In addition, the rise in average interest-earning assets compared to the third quarter of 2015 was impacted by interest-earning assets acquired in the NI Bancshares Corporation ("NI Bancshares") transaction late in the first quarter of 2016 and the Peoples Bancorp, Inc. ("Peoples") transaction late in the fourth quarter of 2015.
Average funding sources increased by $301.9 million from the second quarter of 2016 and $1.3 billion from the third quarter of 2015. Compared to the second quarter of 2016, the rise resulted primarily from the addition of $200.0 million of FHLB advances and seasonally higher levels of interest-bearing core deposits and demand deposits. Deposits acquired in the NI Bancshares and Peoples transactions and the addition of $462.5 million of FHLB advances contributed to the increase in average funding sources compared to the third quarter of 2015.
Tax-equivalent net interest margin for the current quarter was 3.60%, decreasing 12 basis points from the second quarter of 2016 and increasing 2 basis points from the third quarter of 2015. The decline in tax-equivalent net interest margin from the second quarter of 2016 was due primarily to the redeployment of the typical third quarter seasonal increase of municipal tax deposits into investments, the continued shift in the loan mix to floating rate loans, and a modest decline in acquired loan accretion. Compared to the third quarter of 2015, the increase in tax-equivalent net interest margin was driven by higher accretion on acquired loans and the maturity of $38.5 million of subordinated notes early in the second quarter of 2016, which were partially offset by the continued shift in the loan mix to floating rate loans.
Net interest income increased by 4.4% on an annualized basis from the second quarter of 2016 and 16.8% compared to the third quarter of 2015. The rise in net interest income from the second quarter of 2016 resulted primarily from growth in interest-earning assets, which more than offset the decline in margin. Compared to the third quarter of 2015, the increase in net interest income was driven primarily by organic loan growth and the acquisition of interest-earning assets from the NI Bancshares and Peoples transactions.
Acquired loan accretion contributed $3.8 million, $3.9 million, and $1.8 million to net interest income for the third quarter of 2016, the second quarter of 2016, and the third quarter of 2015, respectively.

Fee-based Revenues and Total Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2016 Percent Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Service charges on deposit accounts	$10,708	$10,169	$10,519	5.3	1.8
Wealth management fees	8,495	8,642	7,222	(1.7)	17.6
Card-based fees	7,332	7,592	6,868	(3.4)	6.8
Merchant servicing fees	3,319	3,170	3,207	4.7	3.5
Mortgage banking income	3,394	1,863	1,402	82.2	142.1
Other service charges, commissions, and fees	5,218	4,498	3,900	16.0	33.8
Total fee-based revenues	38,466	35,934	33,118	7.0	16.1
Net gain on sale-leaseback transaction	5,509	—	—	—	100.0
Net securities gains	187	23	524	713.0	(64.3)
Other income	1,691	1,865	1,372	(9.3)	23.3
Total noninterest income	$45,853	$37,822	$35,014	21.2	31.0
Total fee-based revenues of $38.5 million grew by $2.5 million, or 7.0%, compared to the second quarter of 2016, and $5.3 million, or 16.1%, compared to the third quarter of 2015. Higher mortgage banking income and sales of capital market products to commercial clients within other service charges, commissions, and fees drove the majority of the increase compared to both prior periods presented. Mortgage banking income rose as a result of $107.3 million in sales of 1-4 family mortgage loans in the secondary market during the third quarter of 2016, compared to $52.1 million in the second quarter of 2016 and $42.2 million in the third quarter of 2015. The rise in service charges on deposit accounts compared to the second quarter of 2016 reflects seasonally higher activity. Card-based fees declined modestly from the second quarter of 2016 due to normal seasonality. Compared to the third quarter of 2015, services provided to customers acquired in the NI Bancshares and Peoples transactions contributed to the increase.
During the third quarter of 2016, the Company completed a sale-leaseback transaction of 55 branches that resulted in a pre-tax gain of $88.0 million, net of transaction related expenses, of which $5.5 million was immediately recognized and the remaining $82.5 million was deferred and will be accreted against lease expense over the initial terms of the leases.
Total noninterest income of $45.9 million grew 21.2% and 31.0% from the second quarter of 2016 and the third quarter of 2015, respectively.

Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2016 Percent Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Salaries and employee benefits:
Salaries and wages	$37,872	$37,916	$33,554	(0.1)	12.9
Retirement and other employee benefits	8,500	8,351	7,807	1.8	8.9
Total salaries and employee benefits	46,372	46,267	41,361	0.2	12.1
Net occupancy and equipment expense	10,755	9,928	9,406	8.3	14.3
Professional services	6,772	5,292	6,172	28.0	9.7
Technology and related costs	3,881	3,669	3,673	5.8	5.7
Merchant card expense	2,857	2,724	2,722	4.9	5.0
Advertising and promotions	1,941	1,927	1,828	0.7	6.2
Cardholder expenses	1,515	1,512	1,354	0.2	11.9
Net other real estate owned ("OREO") expense	313	1,122	1,290	(72.1)	(75.7)
Other expenses	7,310	8,295	6,559	(11.9)	11.4
Total noninterest expense excluding acquisition and integration related expenses (1)	81,716	80,736	74,365	1.2	9.9
Acquisition and integration related expenses	1,172	618	—	89.6	100.0
Total noninterest expense	$82,888	$81,354	$74,365	1.9	11.5
Efficiency ratio (2)	61%	61%	63%

(1) See the Non-GAAP Financial Information discussion for detail.
(2) The efficiency ratio expresses noninterest expense, excluding OREO expense, as a percentage of tax-equivalent net interest income plus total fee-based revenues, other income, and tax-equivalent adjusted bank-owned life insurance ("BOLI") income. In addition, acquisition and integration related pre-tax expenses of $1.2 million and $618,000 are excluded from the efficiency ratio for the third and second quarters of 2016, respectively. For details on the calculation of the efficiency ratio, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
The efficiency ratio was consistent at 61% compared to the second quarter of 2016 and improved from 63% for the third quarter of 2015. Excluding acquisition and integration related expenses, total noninterest expense increased by 1.2% from the second quarter of 2016 and 9.9% compared to the third quarter of 2015.
Compared to the second quarter of 2016, the rise in net occupancy and equipment expense was driven primarily by seasonally higher utilities, as well as increases in computer processing and software maintenance contracts. The increase in professional services from the second quarter of 2016 was impacted by lower than normal loan remediation expenses in the second quarter of 2016 and also reflects the variability in the timing of these expenditures. Net OREO expense decreased from the second quarter of 2016 due to reduced valuation adjustments and lower operating expenses. Other expenses were lower in the third quarter of 2016 due primarily to the change in the reserve for unfunded commitments compared to the third quarter of 2016.
The operations associated with the NI Bancshares and Peoples transactions contributed to approximately half of the increase from third quarter of 2015. These costs primarily occurred within salaries and employee benefits expense, net occupancy and equipment expense, professional services, and other expense. In addition, compensation costs associated with merit increases and investments in additional talent and systems to support organizational growth contributed to the rise compared to the third quarter of 2015.

LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			September 30, 2016 Percent Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Commercial and industrial	$2,849,399	$2,699,742	$2,392,860	5.5	19.1
Agricultural	409,571	401,858	393,732	1.9	4.0
Commercial real estate:
Office, retail, and industrial	1,537,038	1,529,675	1,414,077	0.5	8.7
Multi-family	625,305	587,104	539,308	6.5	15.9
Construction	401,857	371,016	192,086	8.3	109.2
Other commercial real estate	970,855	1,000,655	869,748	(3.0)	11.6
Total commercial real estate	3,535,055	3,488,450	3,015,219	1.3	17.2
Total corporate loans	6,794,025	6,590,050	5,801,811	3.1	17.1
Home equity	733,260	722,881	647,223	1.4	13.3
1-4 family mortgages	388,145	415,581	294,261	(6.6)	31.9
Installment	232,030	223,845	131,185	3.7	76.9
Total consumer loans	1,353,435	1,362,307	1,072,669	(0.7)	26.2
Covered loans	24,322	27,180	51,219	(10.5)	(52.5)
Total loans	$8,171,782	$7,979,537	$6,925,699	2.4	18.0

Total loans grew by 9.6% on an annualized basis from June 30, 2016 and 13.7% from September 30, 2015, excluding loans acquired in the NI Bancshares transaction of $299.7 million. Compared to both prior periods presented, growth in commercial and industrial loans reflects broad-based increases within our middle market and sector-based lending business units. Multi-family loans increased compared to both prior periods due to organic growth. The rise in construction loans compared to both prior periods was driven mainly by select commercial projects for which permanent financing is expected upon their completion.
Growth in consumer loans compared to September 30, 2015 was due to the continued expansion of mortgage and installment loans, as well as the addition of shorter-duration, floating rate home equity loans. Compared to June 30, 2016, sales of 1-4 family mortgages on the secondary market more than offset organic growth in consumer loans.

Asset Quality
(Dollar amounts in thousands)

	As of			September 30, 2016 Percent Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Asset quality, excluding covered loans and covered OREO
Non-accrual loans	$43,797	$36,859	$32,308	18.8	35.6
90 days or more past due loans, still accruing interest	4,318	5,406	4,559	(20.1)	(5.3)
Total non-performing loans	48,115	42,265	36,867	13.8	30.5
Accruing troubled debt restructurings ("TDRs")	2,368	2,491	2,771	(4.9)	(14.5)
OREO	27,986	29,452	31,129	(5.0)	(10.1)
Total non-performing assets	$78,469	$74,208	$70,767	5.7	10.9
30-89 days past due loans	$25,849	$22,770	$28,629
Non-accrual loans to total loans	0.54%	0.46%	0.47%
Non-performing loans to total loans	0.59%	0.53%	0.54%
Non-performing assets to total loans plus OREO	0.96%	0.93%	1.02%
Allowance for Credit Losses
Allowance for loan losses	$85,308	$80,105	$72,500
Reserve for unfunded commitments	1,000	1,400	1,225
Total allowance for credit losses	$86,308	$81,505	$73,725
Allowance for credit losses to total loans (1)	1.06%	1.02%	1.06%
Allowance for credit losses to loans, excluding acquired loans	1.13%	1.11%	1.14%
Allowance for credit losses to non-accrual loans, excluding covered loans	194.11%	217.34%	215.45%

(1) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Non-accrual loans increased by $6.9 million from June 30, 2016, due primarily to the transfer of a corporate loan relationship to non-accrual status during the third quarter of 2016, for which the Bank believes it is adequately collateralized.
Total non-performing assets represented 0.96% of total loans and OREO at September 30, 2016, compared to 0.93% at June 30, 2016 and down from 1.02% at September 30, 2015.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2016	% of Total	June 30, 2016	% of Total	September 30, 2015	% of Total
Net loan charge-offs (1):
Commercial and industrial	$1,145	23.9	$1,450	28.3	$1,601	52.3
Agricultural	—	—	—	—	—	—
Office, retail, and industrial	2,151	44.9	1,633	31.8	457	14.9
Multi-family	(69)	(1.4)	83	1.6	67	2.2
Construction	(9)	(0.2)	(12)	(0.2)	(114)	(3.7)
Other commercial real estate	415	8.7	810	15.8	92	3.0
Consumer	1,162	24.2	1,164	22.7	959	31.3
Covered	—	—	2	—	1	—
Total net loan charge-offs	$4,795	100.0	$5,130	100.0	$3,063	100.0

Net loan charge-offs to average loans, annualized:
Quarter-to-date	0.24%		0.26%		0.18%
Year-to-date	0.24%		0.24%		0.33%

(1) Amounts represent charge-offs, net of recoveries.

DEPOSIT PORTFOLIO

Deposit Composition
(Dollar amounts in thousands)

	Average for Quarters Ended			September 30, 2016 Percent Change From
	September 30, 2016	June 30, 2016	September 30, 2015	June 30, 2016	September 30, 2015
Demand deposits	$2,806,851	$2,771,813	$2,601,442	1.3	7.9
Savings deposits	1,655,604	1,655,566	1,471,003	—	12.5
NOW accounts	1,754,330	1,615,677	1,405,371	8.6	24.8
Money market accounts	1,680,886	1,670,536	1,589,582	0.6	5.7
Core deposits	7,897,671	7,713,592	7,067,398	2.4	11.7
Time deposits and other	1,248,425	1,277,694	1,173,127	(2.3)	6.4
Total deposits	$9,146,096	$8,991,286	$8,240,525	1.7	11.0

Average core deposits of $7.9 billion for the third quarter of 2016 increased by 2.4% and 11.7% compared to the second quarter of 2016 and the third quarter of 2015, respectively. The rise in average core deposits compared to the second quarter of 2016 resulted primarily from a seasonal increase in average municipal deposits. Compared to the third quarter of 2015, the rise reflects the impact of the core deposits assumed in the NI Bancshares and Peoples transactions, and organic growth.

CAPITAL MANAGEMENT
Capital Ratios

	As of
	September 30, 2016	June 30, 2016	December 31, 2015	September 30, 2015
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.25%	10.68%	11.15%	11.43%
Tier 1 capital to risk-weighted assets	9.89%	9.83%	10.28%	10.55%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.38%	9.32%	9.73%	10.00%
Tier 1 capital to average assets	8.90%	8.94%	9.40%	9.29%
Company tangible common equity ratios (1)(2):
Tangible common equity to tangible assets	8.04%	8.29%	8.59%	8.50%
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.16%	8.37%	8.89%	8.67%
Tangible common equity to risk-weighted assets	9.13%	9.14%	9.29%	9.70%

(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") represents common stockholders' equity less goodwill and identifiable intangible assets. See the accompanying Non-GAAP Reconciliations for details of the calculation of these ratios.
The Company's total capital to risk-weighted assets was 12.25% as of September 30, 2016, increasing compared to the prior periods presented due primarily to the issuance of $150.0 million of subordinated notes during the third quarter of 2016.
The Board of Directors approved a quarterly cash dividend of $0.09 per common share during the third quarter of 2016, which is consistent with the quarterly dividend paid to shareholders in the second quarter of 2016 and follows a dividend increase from $0.08 to $0.09 per common share during the first quarter of 2015.

Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, October 19, 2016 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference ID 10094285 beginning one hour after completion of the live call until 9:00 A.M. (ET) on October 27, 2016. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release and Additional Information Available on Website
This press release and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.

Forward-Looking Statements
This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and we caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including those relating to our strategic objectives regarding the sale-leaseback transaction, anticipated trends in our business, regulatory developments, acquisition transactions, including estimated synergies, cost savings and financial benefits of pending or consummated transactions, including First Midwest's proposed acquisition of Standard, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as our subsequent filings made with the Securities and Exchange Commission. However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include earnings per share and the efficiency ratio, excluding certain significant transactions, total non-interest expense, excluding acquisition and integration related expenses, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tangible common equity to tangible assets, tangible common equity, excluding accumulated other comprehensive loss, to tangible assets, tangible common equity to risk-weighted assets, return on average tangible common equity, and return on average tangible common equity, excluding certain significant transactions.
The Company presents earnings per share, excluding certain significant transactions, and the efficiency ratio, both of which exclude acquisition and integration related expenses, the net gain on the sale-leaseback transaction, and property valuation adjustments. In addition, the Company presents noninterest expense, excluding acquisition and integration related expenses. Management believes excluding these transactions from earnings per share, the efficiency ratio, and noninterest expense are useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion facilitates better comparability between periods.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it enhances comparability for peer comparison purposes.
In management's view, tangible common equity measures are capital adequacy metrics meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.

Additional Information for Stockholders
The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger of First Midwest and Standard, First Midwest has filed a registration statement on Form S-4 (file no. 333-213532) with the SEC. The registration statement includes a joint proxy statement of First Midwest and Standard, which also constitutes a prospectus of First Midwest, that First Midwest and Standard will send to their respective shareholders once finalized. Investors and shareholders are advised to read the joint proxy statement/prospectus because it contains important information about First Midwest, Standard and the proposed transaction. This document and other documents relating to the merger filed by First Midwest can be obtained free of charge from the SEC's website at www.sec.gov. These documents also can be obtained free of charge by accessing First Midwest's website at www.firstmidwest.com under the tab "Investor Relations" and then under "SEC Filings." Alternatively, these documents can be obtained free of charge from First Midwest upon written request to First Midwest Bancorp, Inc., Attn: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 or by calling (630) 875-7463, or from Standard upon written request to Standard Bancshares, Inc., Attn: Lawrence P. Kelley, President and Chief Executive Officer, 7800 West 95th Street, Hickory Hills, Illinois 60457 or by calling (708) 499-2000.
Participants in the Proposed Standard Transaction
First Midwest, Standard and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of First Midwest and Standard in connection with the proposed Standard transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, is included in the joint proxy statement/prospectus regarding the proposed Standard transaction. Additional information about First Midwest and its directors and officers may be found in the definitive proxy statement of First Midwest relating to its 2016 Annual Meeting of Stockholders filed with the SEC on April 14, 2016 and First Midwest's annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 23, 2016. The definitive proxy statement and annual report can be obtained free of charge from the SEC's website at www.sec.gov.
About the Company
First Midwest is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, equipment financing, retail, wealth management, trust and private banking products and services through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's website is www.firstmidwest.com.
Contact Information

Investors:	Paul F. Clemens EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	Media:	James M. Roolf SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Period-End Balance Sheet
Assets
Cash and due from banks	$139,538	$149,957	$135,049	$114,587	$125,279
Interest-bearing deposits in other banks	362,153	105,432	171,312	266,615	822,264
Trading securities, at fair value	18,351	17,693	17,408	16,894	17,038
Securities available-for-sale, at fair value	1,964,030	1,773,759	1,625,579	1,306,636	1,151,418
Securities held-to-maturity, at amortized cost	20,337	20,672	21,051	23,152	23,723
FHLB and FRB stock	53,506	44,506	40,916	39,306	38,748
Loans:
Commercial and industrial	2,849,399	2,699,742	2,634,391	2,524,726	2,392,860
Agricultural	409,571	401,858	422,231	387,440	393,732
Commercial real estate:
Office, retail, and industrial	1,537,038	1,529,675	1,566,395	1,395,454	1,414,077
Multi-family	625,305	587,104	562,065	528,324	539,308
Construction	401,857	371,016	260,743	216,882	192,086
Other commercial real estate	970,855	1,000,655	1,060,302	931,190	869,748
Home equity	733,260	722,881	683,171	653,468	647,223
1-4 family mortgages	388,145	415,581	390,887	355,854	294,261
Installment	232,030	223,845	213,979	137,602	131,185
Covered loans	24,322	27,180	28,391	30,775	51,219
Total loans	8,171,782	7,979,537	7,822,555	7,161,715	6,925,699
Allowance for loan losses	(85,308)	(80,105)	(77,150)	(73,630)	(72,500)
Net loans	8,086,474	7,899,432	7,745,405	7,088,085	6,853,199
OREO	28,049	29,990	29,649	27,782	32,035
Premises, furniture, and equipment, net	82,443	140,554	141,323	122,278	127,443
Investment in BOLI	219,064	218,133	218,873	209,601	208,666
Goodwill and other intangible assets	367,961	369,962	369,979	339,277	331,250
Accrued interest receivable and other assets	236,291	225,720	212,378	178,463	203,983
Total assets	$11,578,197	$10,995,810	$10,728,922	$9,732,676	$9,935,046
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$2,766,265	$2,683,495	$2,627,530	$2,414,454	$2,671,793
Interest-bearing deposits	6,339,839	6,287,821	6,153,288	5,683,284	5,624,657
Total deposits	9,106,104	8,971,316	8,780,818	8,097,738	8,296,450
Borrowed funds	639,539	449,744	387,411	165,096	169,943
Senior and subordinated debt	309,444	162,876	201,293	201,208	201,123
Accrued interest payable and other liabilities	253,846	160,985	134,835	122,366	119,861
Stockholders' equity	1,269,264	1,250,889	1,224,565	1,146,268	1,147,669
Total liabilities and stockholders' equity	$11,578,197	$10,995,810	$10,728,922	$9,732,676	$9,935,046
Stockholders' equity, excluding accumulated other comprehensive income ("AOCI")	$1,282,666	$1,259,692	$1,239,606	$1,174,657	$1,163,487
Stockholders' equity, common	1,269,264	1,250,889	1,224,565	1,146,268	1,147,669

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Income Statement
Interest income	$97,906	$96,550	$87,548	$84,667	$84,292	$282,004	$251,317
Interest expense	6,934	6,569	6,834	6,655	6,390	20,337	17,731
Net interest income	90,972	89,981	80,714	78,012	77,902	261,667	233,586
Provision for loan losses	9,998	8,085	7,593	4,500	4,100	25,676	16,652
Net interest income after provision for loan losses	80,974	81,896	73,121	73,512	73,802	235,991	216,934
Noninterest Income
Service charges on deposit accounts	10,708	10,169	9,473	10,303	10,519	30,350	29,676
Wealth management fees	8,495	8,642	7,559	7,493	7,222	24,696	21,669
Card-based fees	7,332	7,592	6,718	6,761	6,868	21,642	20,223
Merchant servicing fees	3,319	3,170	3,028	2,929	3,207	9,517	8,810
Mortgage banking income	3,394	1,863	1,368	1,777	1,402	6,625	3,964
Other service charges, commissions, and fees	5,218	4,498	5,448	4,664	3,900	15,164	8,990
Total fee-based revenues	38,466	35,934	33,594	33,927	33,118	107,994	93,332
Net gain on sale-leaseback transaction	5,509	—	—	—	—	5,509	—
Net securities gains	187	23	887	822	524	1,097	1,551
Other income	1,691	1,865	1,445	1,729	1,372	5,001	5,220
Total noninterest income	45,853	37,822	35,926	36,478	35,014	119,601	100,103
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	37,872	37,916	36,296	34,295	33,554	112,084	99,444
Retirement and other employee benefits	8,500	8,351	8,298	8,925	7,807	25,149	22,927
Total salaries and employee benefits	46,372	46,267	44,594	43,220	41,361	137,233	122,371
Net occupancy and equipment expense	10,755	9,928	9,697	9,256	9,406	30,380	29,464
Professional services	6,772	5,292	5,920	6,117	6,172	17,984	16,603
Technology and related costs	3,881	3,669	3,701	3,694	3,673	11,251	10,887
Merchant card expense	2,857	2,724	2,598	2,495	2,722	8,179	7,391
Advertising and promotions	1,941	1,927	1,589	2,211	1,828	5,457	5,395
Cardholder expenses	1,515	1,512	1,359	1,329	1,354	4,386	3,914
Net OREO expense	313	1,122	664	926	1,290	2,099	4,355
Other expenses	7,310	8,295	7,447	7,525	6,559	23,052	20,093
Acquisition and integration related expenses	1,172	618	5,020	1,389	—	6,810	—
Property valuation adjustments	—	—	—	8,581	—	—	—
Total noninterest expense	82,888	81,354	82,589	86,743	74,365	246,831	220,473
Income before income tax expense	43,939	38,364	26,458	23,247	34,451	108,761	96,564
Income tax expense	15,537	13,097	8,496	6,923	11,167	37,130	30,824
Net income	$28,402	$25,267	$17,962	$16,324	$23,284	$71,631	$65,740
Net income applicable to common shares	$28,078	$24,977	$17,750	$16,145	$23,058	$70,805	$65,037
Net income applicable to common shares, excluding certain significant transactions (1)	$25,476	$25,348	$20,762	$22,127	$23,058	$71,586	$65,037
Footnotes to Condensed Consolidated Statements of Income

(1)
Certain significant transactions include the net gain on sale-leaseback transaction, acquisition and integration related expenses associated with completed and pending acquisitions, and property valuation adjustments related to strategic branch initiatives.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Earnings Per Share
Basic earnings per common share ("EPS") (1)	$0.35	$0.31	$0.23	$0.21	$0.30	$0.89	$0.84
Diluted EPS (1)	$0.35	$0.31	$0.23	$0.21	$0.30	$0.89	$0.84
Diluted EPS, excluding certain significant transactions (1) (6)	$0.32	$0.32	$0.27	$0.29	$0.30	$0.90	$0.84
Common Stock and Related Per Common Share Data
Book value	$15.61	$15.38	$15.06	$14.70	$14.72	$15.61	$14.72
Tangible book value	$11.08	$10.83	$10.51	$10.35	$10.47	$11.08	$10.47
Dividends declared per share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.27	$0.27
Closing price at period end	$19.36	$17.56	$18.02	$18.43	$17.54	$19.36	$17.54
Closing price to book value	1.2	1.1	1.2	1.3	1.2	1.2	1.2
Period end shares outstanding	81,324	81,312	81,298	77,952	77,942	81,324	77,942
Period end treasury shares	9,957	9,965	9,976	10,276	10,286	9,957	10,286
Common dividends	$7,408	$7,240	$7,228	$7,017	$7,014	$21,876	$21,047
Key Ratios/Data
Return on average common equity (1) (2)	8.85%	8.13%	6.06%	5.55%	8.06%	7.72%	7.73%
Return on average tangible common equity (1) (2)	12.85%	11.94%	8.87%	8.06%	11.68%	11.27%	11.28%
Return on average tangible common equity, excluding certain significant transactions (1) (2) (6)	11.69%	12.11%	10.32%	10.94%	11.68%	11.39%	11.28%
Return on average assets (2)	1.00%	0.93%	0.72%	0.66%	0.94%	0.89%	0.91%
Return on average assets, excluding certain significant transactions (1) (2) (6)	0.91%	0.94%	0.84%	0.90%	0.94%	0.90%	0.91%
Loans to deposits	89.74%	88.94%	89.09%	88.44%	83.48%	89.74%	83.48%
Efficiency ratio (1)	60.83%	60.98%	64.82%	64.95%	63.20%	62.12%	63.10%
Net interest margin (3)	3.60%	3.72%	3.66%	3.59%	3.58%	3.66%	3.70%
Yield on average interest-earning assets (3)	3.87%	3.99%	3.96%	3.89%	3.86%	3.94%	3.98%
Cost of funds	0.39%	0.39%	0.44%	0.44%	0.42%	0.40%	0.40%
Net noninterest expense to average assets	1.50%	1.61%	1.90%	2.08%	1.60%	1.66%	1.69%
Effective income tax rate	35.36%	34.14%	32.11%	29.78%	32.41%	34.14%	31.92%
Capital Ratios
Total capital to risk-weighted assets (1)	12.25%	10.68%	10.64%	11.15%	11.43%	12.25%	11.43%
Tier 1 capital to risk-weighted assets (1)	9.89%	9.83%	9.81%	10.28%	10.55%	9.89%	10.55%
CET1 to risk-weighted assets (1)	9.38%	9.32%	9.30%	9.73%	10.00%	9.38%	10.00%
Tier 1 capital to average assets (1)	8.90%	8.94%	9.56%	9.40%	9.29%	8.90%	9.29%
Tangible common equity to tangible assets (1)	8.04%	8.29%	8.25%	8.59%	8.50%	8.04%	8.50%
Tangible common equity, excluding AOCI, to tangible assets (1)	8.16%	8.37%	8.39%	8.89%	8.67%	8.16%	8.67%
Tangible common equity to risk-weighted assets (1)	9.13%	9.14%	9.04%	9.29%	9.70%	9.13%	9.70%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Asset Quality Performance Data
Non-performing assets (4)
Commercial and industrial	$13,823	$6,303	$5,364	$5,587	$6,438	$13,823	$6,438
Agricultural	184	475	295	355	112	184	112
Commercial real estate:
Office, retail, and industrial	17,670	16,815	10,910	6,875	6,961	17,670	6,961
Multi-family	316	321	410	796	1,046	316	1,046
Construction	287	360	778	905	3,332	287	3,332
Other commercial real estate	3,361	4,797	5,555	5,611	5,898	3,361	5,898
Consumer	8,156	7,788	8,071	8,746	8,521	8,156	8,521
Total non-accrual loans	43,797	36,859	31,383	28,875	32,308	43,797	32,308
90 days or more past due loans, still accruing interest	4,318	5,406	5,483	2,883	4,559	4,318	4,559
Total non-performing loans	48,115	42,265	36,866	31,758	36,867	48,115	36,867
Accruing TDRs	2,368	2,491	2,702	2,743	2,771	2,368	2,771
OREO	27,986	29,452	29,238	27,349	31,129	27,986	31,129
Total non-performing assets	$78,469	$74,208	$68,806	$61,850	$70,767	$78,469	$70,767
30-89 days past due loans (4)	$25,849	$22,770	$29,826	$16,329	$28,629	$25,849	$28,629
Allowance for credit losses
Allowance for loan losses	$84,016	$78,711	$75,582	$71,992	$68,384	$84,016	$68,384
Allowance for covered loan losses	1,292	1,394	1,568	1,638	4,116	1,292	4,116
Reserve for unfunded commitments	1,000	1,400	1,225	1,225	1,225	1,000	1,225
Total allowance for credit losses	$86,308	$81,505	$78,375	$74,855	$73,725	$86,308	$73,725
Provision for loan losses	$9,998	$8,085	$7,593	$4,500	$4,100	$25,676	$16,652
Net charge-offs by category
Commercial and industrial	$1,145	$1,450	$1,396	$1,781	$1,601	$3,991	$11,531
Agricultural	—	—	—	—	—	—	—
Commercial real estate:
Office, retail, and industrial	2,151	1,633	421	267	457	4,205	2,153
Multi-family	(69)	83	179	(27)	67	193	557
Construction	(9)	(12)	111	105	(114)	90	(319)
Other commercial real estate	415	810	1,294	110	92	2,519	540
Consumer	1,162	1,164	672	1,134	959	2,998	1,870
Covered loans	—	2	—	—	1	2	514
Total net charge-offs	$4,795	$5,130	$4,073	$3,370	$3,063	$13,998	$16,846
Total recoveries included above	$1,155	$1,003	$1,116	$1,031	$1,294	$3,274	$5,670
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Asset Quality ratios (4)
Non-accrual loans to total loans	0.54%	0.46%	0.40%	0.40%	0.47%
Non-performing loans to total loans	0.59%	0.53%	0.47%	0.45%	0.54%
Non-performing assets to total loans plus OREO	0.96%	0.93%	0.88%	0.86%	1.02%
Non-performing assets to tangible common equity plus allowance for credit losses	7.96%	7.72%	7.39%	7.03%	7.99%
Non-accrual loans to total assets	0.38%	0.34%	0.29%	0.30%	0.33%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans (5)	1.06%	1.02%	1.00%	1.05%	1.06%
Allowance for credit losses to loans, excluding acquired loans	1.13%	1.11%	1.11%	1.11%	1.14%
Allowance for credit losses to non-accrual loans (4)	194.11%	217.34%	244.74%	253.57%	215.45%
Allowance for credit losses to non-performing loans (4)	176.69%	189.54%	208.34%	230.55%	188.81%
Net charge-offs to average loans (2)	0.24%	0.26%	0.22%	0.19%	0.18%
Footnotes to Selected Financial Information

(1)	See the Non-GAAP Reconciliations section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)	Presented on a tax-equivalent basis, which reflects federal and state tax benefits.

(4)	Excludes covered loans and covered OREO.

(5)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

(6)
Certain significant transactions include the net gain on sale-leaseback transaction, acquisition and integration related expenses associated with completed and pending acquisitions, and property valuation adjustments related to strategic branch initiatives.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Earnings Per Share
Net income	$28,402	$25,267	$17,962	$16,324	$23,284	$71,631	$65,740
Net income applicable to non-vested restricted shares	(324)	(290)	(212)	(179)	(226)	(826)	(703)
Net income applicable to common shares	28,078	24,977	17,750	16,145	23,058	70,805	65,037
Net gain on sale-leaseback transaction	(5,509)	—	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	2,204	—	—	—	—	2,204	—
Acquisition and integration related expenses	1,172	618	5,020	1,389	—	6,810	—
Tax effect of acquisition and integration related expenses	(469)	(247)	(2,008)	(556)	—	(2,724)	—
Property valuation adjustments	—	—	—	8,581	—	—	—
Tax effect of property valuation adjustments	—	—	—	(3,432)	—	—	—
Net income applicable to common shares, excluding certain significant transactions (1)	$25,476	$25,348	$20,762	$22,127	$23,058	$71,586	$65,037
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	80,396	80,383	77,980	77,121	77,106	79,589	77,038
Dilutive effect of common stock equivalents	13	13	12	13	13	13	13
Weighted-average diluted common shares outstanding	80,409	80,396	77,992	77,134	77,119	79,602	77,051
Basic EPS	$0.35	$0.31	$0.23	$0.21	$0.30	$0.89	$0.84
Diluted EPS	$0.35	$0.31	$0.23	$0.21	$0.30	$0.89	$0.84
Diluted EPS, excluding certain significant transactions (1)	$0.32	$0.32	$0.27	$0.29	$0.30	$0.90	$0.84
Anti-dilutive shares not included in the computation of diluted EPS	454	469	608	735	751	510	822
Efficiency Ratio Calculation
Noninterest expense	$82,888	$81,354	$82,589	$86,743	$74,365	$246,831	$220,473
Less:
Net OREO expense	(313)	(1,122)	(664)	(926)	(1,290)	(2,099)	(4,355)
Acquisition and integration related expenses	(1,172)	(618)	(5,020)	(1,389)	—	(6,810)	—
Property valuation adjustments	—	—	—	(8,581)	—	—	—
Total	$81,403	$79,614	$76,905	$75,847	$73,075	$237,922	$216,118
Tax-equivalent net interest income (2)	$93,051	$92,174	$83,021	$80,506	$80,511	$268,246	$241,771
Fee-based revenues	38,466	35,934	33,594	33,927	33,118	107,994	93,332
Add:
Other income, excluding BOLI income	762	984	579	807	446	2,325	1,957
BOLI	929	881	866	922	926	2,676	3,263
Tax-equivalent adjustment of BOLI	619	587	577	615	617	1,784	2,175
Total	$133,827	$130,560	$118,637	$116,777	$115,618	$383,025	$342,498
Efficiency ratio	60.83%	60.98%	64.82%	64.95%	63.20%	62.12%	63.10%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Tax-Equivalent Net Interest Income
Net interest income	$90,972	$89,981	$80,714	$78,012	$77,902	$261,667	$233,586
Tax-equivalent adjustment	2,079	2,193	2,307	2,494	2,609	6,579	8,185
Tax-equivalent net interest income (2)	$93,051	$92,174	$83,021	$80,506	$80,511	$268,246	$241,771
Risk-Based Capital Data
Common stock	$913	$913	$913	$882	$882	$913	$882
Additional paid-in capital	496,918	495,159	493,153	446,672	445,037	496,918	445,037
Retained earnings	1,003,271	982,277	964,250	953,516	944,209	1,003,271	944,209
Treasury stock, at cost	(218,436)	(218,657)	(218,710)	(226,413)	(226,641)	(218,436)	(226,641)
Goodwill and other intangible assets, net of deferred tax liabilities	(357,079)	(358,582)	(357,895)	(327,115)	(318,854)	(357,079)	(318,854)
Disallowed deferred tax assets	(383)	(2,263)	(2,956)	(1,902)	(2,889)	(383)	(2,889)
CET1 capital	925,204	898,847	878,755	845,640	841,744	925,204	841,744
Trust-preferred securities	50,690	50,690	50,690	50,690	50,690	50,690	50,690
Other disallowed deferred tax assets	(255)	(1,508)	(1,970)	(2,868)	(4,334)	(255)	(4,334)
Tier 1 capital	975,639	948,029	927,475	893,462	888,100	975,639	888,100
Tier 2 capital	232,792	81,505	78,375	74,855	73,725	232,792	73,725
Total capital	$1,208,431	$1,029,534	$1,005,850	$968,317	$961,825	$1,208,431	$961,825
Risk-weighted assets	$9,867,406	$9,641,953	$9,452,551	$8,687,864	$8,414,729	$9,867,406	$8,414,729
Adjusted average assets	$10,959,119	$10,608,085	$9,700,671	$9,501,087	$9,559,796	$10,959,119	$9,559,796
Total capital to risk-weighted assets	12.25%	10.68%	10.64%	11.15%	11.43%	12.25%	11.43%
Tier 1 capital to risk-weighted assets	9.89%	9.83%	9.81%	10.28%	10.55%	9.89%	10.55%
CET1 to risk-weighted assets	9.38%	9.32%	9.30%	9.73%	10.00%	9.38%	10.00%
Tier 1 capital to average assets	8.90%	8.94%	9.56%	9.40%	9.29%	8.90%	9.29%
Tangible Common Equity
Stockholders' equity	$1,269,264	$1,250,889	$1,224,565	$1,146,268	$1,147,669	$1,269,264	$1,147,669
Less: goodwill and other intangible assets	(367,961)	(369,962)	(369,979)	(339,277)	(331,250)	(367,961)	(331,250)
Tangible common equity	901,303	880,927	854,586	806,991	816,419	901,303	816,419
Less: AOCI	13,402	8,803	15,041	28,389	15,818	13,402	15,818
Tangible common equity, excluding AOCI	$914,705	$889,730	$869,627	$835,380	$832,237	$914,705	$832,237
Total assets	$11,578,197	$10,995,810	$10,728,922	$9,732,676	$9,935,046	$11,578,197	$9,935,046
Less: goodwill and other intangible assets	(367,961)	(369,962)	(369,979)	(339,277)	(331,250)	(367,961)	(331,250)
Tangible assets	$11,210,236	$10,625,848	$10,358,943	$9,393,399	$9,603,796	$11,210,236	$9,603,796
Tangible common equity to tangible assets	8.04%	8.29%	8.25%	8.59%	8.50%	8.04%	8.50%
Tangible common equity, excluding AOCI, to tangible assets	8.16%	8.37%	8.39%	8.89%	8.67%	8.16%	8.67%
Tangible common equity to risk-weighted assets	9.13%	9.14%	9.04%	9.29%	9.70%	9.13%	9.70%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2016	2016	2016	2015	2015	2016	2015
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$28,078	$24,977	$17,750	$16,145	$23,058	$70,805	$65,037
Intangibles amortization	1,245	1,245	985	971	973	3,475	2,949
Tax effect of intangibles amortization	(498)	(498)	(394)	(388)	(389)	(1,390)	(1,180)
Net income applicable to common shares, excluding intangibles amortization	28,825	25,724	18,341	16,728	23,642	72,890	66,806
Net gain on sale-leaseback transaction	(5,509)	—	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	2,204	—	—	—	—	2,204	—
Acquisition and integration related expenses	1,172	618	5,020	1,389	—	6,810	—
Tax effect of acquisition and integration related expenses	(469)	(247)	(2,008)	(556)	—	(2,724)	—
Property valuation adjustments	—	—	—	8,581	—	—	—
Tax effect of property valuation adjustments	—	—	—	(3,432)	—	—	—
Net income applicable to common shares, excluding intangibles amortization and certain significant transactions (1)	$26,223	$26,095	$21,353	$22,710	$23,642	$73,671	$66,806
Average stockholders' equity	$1,261,702	$1,235,497	$1,178,588	$1,154,506	$1,134,967	1,225,396	$1,124,493
Less: average intangible assets	(369,281)	(369,177)	(346,549)	(331,013)	(331,720)	(361,697)	(332,692)
Average tangible common equity	$892,421	$866,320	$832,039	$823,493	$803,247	$863,699	$791,801
Return on average common equity (3)	8.85%	8.13%	6.06%	5.55%	8.06%	7.72%	7.73%
Return on average tangible common equity (3)	12.85%	11.94%	8.87%	8.06%	11.68%	11.27%	11.28%
Return on average tangible common equity, excluding certain significant transactions (1) (3)	11.69%	12.11%	10.32%	10.94%	11.68%	11.39%	11.28%
Return on Average Assets
Net income	$28,402	$25,267	$17,962	$16,324	$23,284	$71,631	$65,740
Net gain on sale-leaseback transaction	(5,509)	—	—	—	—	(5,509)	—
Tax effect of net gain on sale- leaseback transaction	2,204	—	—	—	—	2,204	—
Acquisition and integration related expenses	1,172	618	5,020	1,389	—	6,810	—
Tax effect of acquisition and integration related expenses	(469)	(247)	(2,008)	(556)	—	(2,724)	—
Property valuation adjustments	—	—	—	8,581	—	—	—
Tax effect of property valuation adjustments	—	—	—	(3,432)	—	—	—
Net income, excluding certain significant transactions (1)	$25,800	$25,638	$20,974	$22,306	$23,284	$72,412	$65,740
Average assets	$11,322,325	$10,968,516	$10,056,845	$9,822,430	$9,875,632	$10,784,532	$9,661,483
Return on average assets (3)	1.00%	0.93%	0.72%	0.66%	0.94%	0.89%	0.91%
Return on average assets, excluding certain significant transactions (1) (3)	0.91%	0.94%	0.84%	0.90%	0.94%	0.90%	0.91%
Footnotes to Non-GAAP Reconciliations

(1)
Certain significant transactions include the net gain on sale-leaseback transaction, acquisition and integration related expenses associated with completed and pending acquisitions, and property valuation adjustments related to strategic branch initiatives.

(2)	Presented on a tax-equivalent basis, which reflects federal and state tax benefits.

(3)	Annualized based on the actual number of days for each period presented.